Exhibit 4.11

AMENDMENT TO INTERCREDITOR AGREEMENT

AMENDMENT TO INTERCREDITOR AGREEMENT dated and effective as of March 6, 2013 (this “Amendment”), by and among SUNTRUST BANK, as the administrative agent for the benefit of itself and the other Credit Facility Secured Parties defined below (in such capacity, the “Administrative Agent”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., (“BNYMTC”) for the benefit of itself in its capacity as collateral agent for the Indenture Secured Parties and as trustee under the Indenture (in such capacities, the “Indenture Agent”) and acknowledged by GOOD SAM ENTERPRISES, LLC, a Delaware limited liability company (“GSE”), successor by conversion of Affinity Group, Inc., a Delaware corporation, and by CAMPING WORLD, INC., a Kentucky corporation (“Camping World”), CWI, INC., a Kentucky corporation (“CWI”; and together with Camping World, each individually, a “Borrower” and, collectively, the “Borrowers”), and each of the other Grantors party to the Intercreditor Agreement.

RECITALS:

WHEREAS, a certain Intercreditor Agreement was entered into as of November 30, 2010 among the parties hereto (the “Original Intercreditor Agreement”); and

WHEREAS, the Borrowers have proposed amending the Amended Credit Agreement (as defined in the Original Intercreditor Agreement) to provide for an increase in the amount of Indebtedness that may be incurred by the Borrowers pursuant to the Amended Credit Agreement from $25.0 million to $35.0 million (the Amended Credit Agreement as so amended, supplemented or otherwise modified, referred to herein as the “Amended Credit Agreement”); and

WHEREAS, in connection with the Amended Credit Agreement and pursuant to the terms of the Indenture and the other Indenture Documents, the parties hereto desire to amend the Original Intercreditor Agreement as set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the terms of the Original Intercreditor Agreement as follows:

ARTICLE I

DEFINITIONS.

1.                                      The following terms defined in Section 1.01 of the Original Intercreditor Agreement are amended and restated in their entirety to the following:

“Amended Credit Agreement” means the Amended Credit Agreement as defined in the

Original Intercreditor Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time subject to the terms and conditions of this Intercreditor Agreement.

“Cap Excess Amount” means amounts in excess of the sum of (a) up to $35,000,000 in the aggregate of principal amount and face amount of outstanding letters of credit, and (b) any accrued interest, fees and expenses constituting First Priority Claims.

“Holdings” means Affinity Group Holding, LLC, a Delaware limited liability company.

“Indenture” means the Indenture dated as of November 30, 2010 pursuant to which GSE issued its 11.50% Senior Secured Notes due 2016, as such Indenture is amended, amended and restated, supplemented or otherwise modified from time to time.

ARTICLE II

1.                                      Except to the extent specifically amended or modified hereby, the Original Intercreditor Agreement shall remain in full force and effect.  Whenever the terms or sections amended hereby shall be referred to in the Debt Documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Intercreditor Agreement.

2.                                      This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

3.                                      Each of the parties hereto acknowledges and agrees that the Indenture Agent shall be afforded all of the rights, privileges, protections, indemnities and immunities afforded to it under the Indenture in connection with its execution of this Amendment and the performance of its duties hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SUNTRUST BANK, as Administrative Agent

By: /s/ Angela Leake
Name: Angela Leake
Title: Director

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Indenture Agent

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President

GOOD SAM ENTERPRISES, LLC

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	EVP/Chief Administrative and Legal Officer

CAMPING WORLD, INC.
CAMPING WORLD CARD SERVICES, INC.
CAMPING WORLD INSURANCE SERVICES OF
KENTUCKY, INC.
CAMPING WORLD INSURANCE SERVICES OF
NEVADA, INC.
CAMPING WORLD INSURANCE SERVICES OF
TEXAS, INC.
CWI, INC.
CW MICHIGAN, INC.
OUTDOOR BUYS, INC.

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	EVP/Chief Administrative and Legal Officer